Exhibit 99.1

Platform Specialty Products Corporation Announces

Closing of the Sale of Arysta LifeScience Inc. to UPL Corporation Limited

WEST PALM BEACH, Fla., January 31, 2019 - Platform Specialty Products Corporation (NYSE:PAH) (the “Company”), a global specialty chemicals company, today announced the successful closing of the sale of its Agricultural Solutions business, which consists of Arysta LifeScience Inc. and its subsidiaries (collectively, “Arysta”), to UPL Corporation Ltd.

The closing of this transaction marks the beginning of a new chapter for the Company. In connection with the closing, the Company changed its name to Element Solutions Inc (“Element Solutions”) and, effective February 1st, 2019, the Company’s shares of common stock will be traded on the New York Stock Exchange under the ticker symbol “NYSE:ESI.”

The Company will launch a new website on Friday, February 1st, 2019, reflecting its new name and identity, which will provide visitors information on its businesses and financials. The new website can be found at: http://www.elementsolutionsinc.com/.

As previously announced, effective today, Rakesh Sachdev has retired from his role as Chief Executive Officer of the Company while continuing to contribute as a Board Director. Benjamin Gliklich, previously the Company’s Executive Vice President of Operations & Strategy, has succeeded Mr. Sachdev as the new Chief Executive Officer of the Company and joined its Board of Directors. Element Solutions will be led by Executive Chairman Martin E. Franklin, Mr. Gliklich, and Scot R. Benson, who has been promoted to the role of President & Chief Operating Officer, as members of the new Office of the Chairman.

The Company also successfully paid off its existing credit facility, including its existing senior secured term loans and revolving credit facility, and intends to complete the redemption of its 6.00% and 6.50% senior notes on February 1st, 2019. The Company entered into a new credit facility, which includes a 7-year $750 million senior secured term loan B and 5-year $330 million senior secured revolving credit facility (the “Facilities”). These Facilities, along with the Company’s existing $800 million of 5.875% senior notes due 2025 will represent the Company’s new debt capital structure.

About Platform

Platform is a leading specialty chemicals company which formulates a broad range of solutions that enhance the performance of products people use every day. Developed in multi-step technological processes, the Company's innovative solutions enable its customers' manufacturing processes in several key industries, including electronic circuitry, communication infrastructure, automotive systems, industrial surface finishing, consumer packaging and offshore energy.

More information on Platform is available at www.platformspecialtyproducts.com.

Forward-looking Statements

This press release contains forward-looking statements, including, but not limited to, statements related to the Company’s leadership transition, ticker symbol, new website, redemption of its 6.00% and 6.50% senior notes and new debt capital structure. Additional information concerning these and other factors that could cause actual results to vary is, or will be, included in Platform's periodic and other reports filed with the Securities and Exchange Commission, including Platform's annual report on Form 10-K for the year ended December 31, 2017.  These forward-looking statements are made as of the date of this press release and are based on management's estimates, assumptions and expectations with respect to future events and financial performance. Platform undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

Investor Relations Contact:

Carey Dorman

Corporate Treasurer and VP, Investor Relations

Platform Specialty Products Corporation

1-561-406-8465

Media Contact:

Liz Cohen

Managing Director

Kekst CNC

1-212-521-4845